CENTURY BANCSHARES, INC.                                     Exhibit 11
Computation of Per Share Earnings
Three Years Ended December 31, 1997





                                                            Year Ended
                                                            December 31,
                                               ----------------------------------------
                                                 1997            1996           1995

Basic Earnings Per Share:

Net income                                      $336,158        $278,579       $612,654
Less:  Dividends paid on
  preferred stock                                     --              --         40,184
                                               ----------------------------------------
Net income applicable to
  common stock                                  $336,158        $278,579       $572,470

Weighted-average common
  shares outstanding                           1,477,435       1,185,133        996,819
                                               ----------------------------------------

Basic earnings per share                           $0.23           $0.24          $0.57


Diluted Earnings Per Share:

Net income applicable to
  common stock                                  $336,158        $278,579       $572,470

Weighted-average common
  shares outstanding                           1,477,435       1,185,133        996,819
Dilutive effect of warrants
  and stock options                              122,982          71,304         51,619
                                               ----------------------------------------
Diluted weighted-average
  common shares outstanding                    1,600,417       1,256,437      1,048,438
                                               ----------------------------------------

Diluted earnings per share                         $0.21           $0.22          $0.55
